Media Release
Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice McDill, 312.698.6707 janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Declares First Quarter Dividend
SANTA ANA, Calif., March 14 /PRNewswire-FirstCall/ — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, announced today that its board of directors has declared a first quarter dividend of $0.1025 per common share to stockholders of record as of March 31, 2008. The dividend will be paid to stockholders on or about April 15, 2008.
About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.
Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges, public non-traded real estate investment trusts (REITs) and real estate investment funds. As of December 31, 2007, nearly $3 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 216 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit http://www.grubb-ellis.com.
Grubb & Ellis Company
1551 N. Tustin Avenue, Suite 300, Santa Ana, California 92705 • 714.667.8252

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Forward-looking Statement
Except for historical information, statements included in this announcement may constitute forward-looking statements regarding, among other things, future revenue growth, market trends, new business opportunities and investment programs, synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors, new hires, results of operations, changes in expense levels and profitability and effects on the Company of changes in the real estate markets. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Such factors which could adversely affect the Company’s ability to obtain these results include, among other things: (i) the volume of sales and leasing transactions and prices for real estate in the real estate markets generally; (ii) a general or regional economic downturn that could create a recession in the real estate markets; (iii) the Company’s debt level and its ability to make interest and principal payments; (iv) an increase in expenses related to new initiatives, investments in people, technology and service improvements; (v) the success of current and new investment programs; (vi) the success of new initiatives and investments; (vii) the inability to attain expected levels of expense synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors; and (viii) other factors described in the definitive joint proxy/prospectus filed with the Securities and Exchange Commission on November 5, 2007 and the Company’s annual report on Form 10-K for the fiscal year ending June 30, 2007, filed with the SEC.
SOURCE Grubb & Ellis Company